Exhibit 10.13

STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of January 31, 2002, by and between Russell Whitney and Ingrid Whitney, as tenants by the entireties (“Seller”) and Whitney Information Network, Inc., a Colorado corporation (the “Buyer”).

A. Seller is the owner of one hundred (100) shares of common stock (the “Shares”) of Whitney Leadership Group, Inc. (the “Company”).

B. Seller desires to sell and Buyer desires to purchase all of the Shares now owned by Seller on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Common Stock

1.1 Purchase Price

Seller shall sell to Buyer and Buyer shall purchase from Seller the Shares for the purchase price of one million two hundred thousand dollars ($1,200,000.00) payable as set forth below.

1.2 Payment of Purchase Price

On the Closing Date as defined herein, Buyer shall deliver to the Seller three hundred thousand dollars ($300,000.00) in the form of a commercial bank check or wire transfer and a promissory note in the form of Exhibit “A” attached hereto in the principal amount of nine hundred thousand dollars ($900,000.00), payable in three (6) semi-annual installments of one hundred fifty thousand dollars ($150,000.00) due and payable on each February 28th and August 28th beginning February 28, 2004 until paid with interest at 7%.

2. Closing

The closing of the transaction (the “Closing”) provided for herein shall take place on or before April 15, 2003 at the offices of the Company or at such other place or time agreed upon by Buyer and Seller (the “Closing Date”).

2.1 Documents Delivered By Seller

Subject to the terms and conditions hereof, on the Closing Date, Seller shall deliver to Buyer the following documents and instruments: (i) stock certificates evidencing the shares, with the assignments endorsed thereon or with an executed assignment separate from the certificate; and (ii) one (1) original resolution of the board of directors of the Company acknowledging the sale of the Shares and approving any other documents to be executed by the Company;

2.2 Documents Delivered by Buyer

Subject to the terms and conditions hereof on the Closing Date, Buyer shall deliver to Seller the following documents and instruments: (i) bank check or wire transfer in the amount of three hundred thousand dollars ($300,000.00) and a promissory note in the principal amount of nine hundred thousand dollars ($900,000.00).

3. Buyers’ Conditions Precedent to Closing

All of the obligations of the Buyer under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Buyer.

3.1 Representations and Warranties

The representations and warranties of the Seller contained herein shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

3.2 Performance

The Seller shall have performed or fulfilled all agreements, obligations and conditions contained herein including but not limited to the execution of the documents set forth in Section 2.1 and shall have obtained all consents, waivers and approvals necessary to transfer the Shares and for Buyer to operate the business of the Company.

3.3 Buyer’s Investigation

Buyer’s reasonable satisfaction with the results of Buyer’s due diligence investigation including but not limited to

(a) A satisfactory assessment of the business; competition and the market;

(b) Buyer’s satisfaction with the Financial Statements and other financial books and records of the Company;

(c) Buyer’s approval of the equipment, furniture, intellectual property and the Company’s inventory (collectively referred to as the “Assets”);

(d) Buyer’s satisfaction with the results of the investigation into any potential environmental or occupational, safety and health issues which may affect the viability of the Company; and

(e) Buyer’s satisfaction with the results of interviews with key employees, customers, suppliers and creditors of the Company which shall take place at time and place agreed upon by Buyer and Seller.

3.4 Approval of Contracts and Related Agreements

The approval of Buyer and Buyer’s professional advisors of all contracts, instruments and other documents arising out of or delivered pursuant to this Agreement and any agreement pending or continuing as of the Closing Date between the Company and third parties.

3.5 Maintenance of Key Agreements

The maintenance of all exclusive dealerships, distributorships, representation agreements, lease agreements, the bank credit line and other agreements, and other material agreements of the Company currently in effect or for the benefit of the Company, to the Company and/or Buyer following the Closing Date on substantially the same terms as are presently extended to the Seller and/or the Company.

3.6 Profit Sharing Plan

The Seller shall have paid the total amount due to the Company’s Profit Sharing Plan and Retirement Trust for each fiscal year since the plan and trust were adopted or shall have settled such obligation in a manner satisfactory to the Buyer.

37 Premises Lease

The Company shall have maintained in good standing the terms of the lease to the property located at 1612 E. Cape Coral Parkway and 4818 Coronado Parkway, Cape Coral Florida (the “Premises Lease”).

3.8 Material Deterioration

There shall have been no Material Deterioration in the business, financial condition or operating results of the Company.

3.9 No Pending Litigation

No material action, suit or proceeding shall be pending or threatened against he Company or the Seller which (in the case of a suit against the Seller) relates to this Agreement or the transactions contemplated hereby or which if decided unfavorably would adversely affect the right of Buyer to own and operate the Company or the value of the Company. Any action, suit or proceeding with an actual or potential claim of one thousand dollars ($1,000.00) or more or an estimated cost to defend of five hundred ($500.00) or more shall be deemed to be “material”.

4. Seller’s Conditions Precedent to Closing

The obligations of the Seller under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Seller.

4.1 Representations and Warranties

The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though said representations and warranties had been made on and as of the Closing Date.

4.2 Approval of Contracts and Related Agreements

The approval of Seller and Seller’s professional advisors of all contracts, instruments and other documents, including but not limited to the Promissory Note, arising out of or delivered pursuant to this Agreement.

4.3 Performance

The Buyer shall have performed or fulfilled all agreements, obligations and conditions contained herein and shall have obtained all consents, waivers and approvals necessary to transfer the Shares to Buyer.

4.4 Seller’s Satisfaction with Buyer’s Financial Status

Seller’s satisfaction with the most recent financial statements, credit reports, and business and personal references, provided by Buyer.

5. Seller’s Representation and Warranties

Seller hereby represents and warrants to Buyer as follows.

5.1 Seller’s Title

Seller has and as of the Closing Date shall have good and marketable title to the Shares free and clear of all liens, security interests, claims, options, charges or encumbrances. None of the Shares are subject to any outstanding agreements of sale or rights of third parties to acquire any interest therein. The Shares constitute all of the capital stock of the Company owned by the Seller. Seller has the right and authority to execute, deliver, and perform this Agreement and all agreements delivered in connection herewith (the “Related Agreements”) and to sell and transfer the Shares to Buyer. To Seller’s knowledge, this Agreement, and all Related Agreements, constitutes legal, binding and valid obligations of the Seller, enforceable in accordance with their respective terms.

5.2 Corporate Organization and Authority

The Company:

(a) Is a corporation duly organized, validly existing, authorized to exercise all of its corporate powers, rights and privileges, and in good standing in the State of Florida;

(b) Has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted; and

(c) Is qualified as a foreign corporation in all jurisdictions in which such qualification is required.

5.3 Capitalization

Immediately prior to the Closing, the authorized capital of the Company shall consist of one hundred (100) shares of common stock of which one hundred (100) shares are duly and validly issued (including, without limitation, issued to Seller’s knowledge in compliance with applicable federal and state securities laws), fully-

paid non-assessable, outstanding and held by the Seller. There are no outstanding warrants, options, conversion privileges, preemptive rights, voting agreements or similar arrangements, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company.

5.4 Subsidiaries

The Company does not currently own, have any investment in, or control, directly or indirectly, any subsidiaries, associations or other business entities. The Company is not a participant in any joint venture or partnership.

5.5 No Conflict with Other Instruments

The execution, delivery and performance of this Agreement and the Related Agreements will not result in any material violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company’s Articles of Incorporation or Bylaws; (ii) any provision of any judgment, decree or order to which the Company or Seller is party or by which it is bound; (iii) any material contract, obligation or commitment to which the Company or Seller is a party or by which either of them is bound; or (iv) to Seller’s knowledge, any statute, rule or governmental regulation applicable to Seller or the Company.

5.6 Financial Statements and Business Plan

Seller has delivered to Buyer (i) the Company’s unaudited balance sheet at September 30, 2002 (the “Balance Sheet”) (ii) the Company’s year-to-date income statement of December 31, 2002 and (iii) the Company’s unaudited financial statements for the years ended September 30, 2001 and September 30, 2000 (collectively, the “Financial Statements”). The Financial Statements (attached hereto as Exhibit “B” and incorporated herein by reference) are substantially in accordance with the Company’s books and records, complete and accurate in all material respects and to Seller’s knowledge prepared in accordance with generally accepted accounting principles and fairly present the financial condition of and operating results of the Company during the period indicated therein.

5.7 Changes

Since the Balance Sheet Date and prior to Closing, there has not been:

(a) Any change in the assets, liabilities, financial condition, or operations of the Company except changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(b) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

(c) Any waiver or compromise by the Company of a valuable right or of any debt owed to it;

(d) Any loans made by the Company to its employees, officers or directors other than travel or like advances made in the ordinary course of business not in excess of one hundred dollars ($1000.00);

(e) Any declaration or payment of any dividend or other distribution by the Company or any repurchase or redemption of the Company’s capital stock;

(f) Any cancellation of any material purchase order or contract or any write-off as uncollectible two thousand dollars ($2,000.00) or greater; or

(g) Any Material Deterioration or any other event or condition of any character which has materially and adversely affected the Company’s business or prospects.

5.8 No Liabilities

Except as have been incurred in the ordinary course of business since the Balance Sheet Date, the Company has no liabilities, obligations or commitments greater than five thousand dollars ($5,000.00), whether absolute or contingent and whether due or to become due other than as set forth in the Financial Statements.

5.9 Litigation

There is as of the Closing no claim, action, lawsuit, proceeding or investigation pending or threatened against the Company, (or to the knowledge of the Seller, against any of its officers or directors) or any basis therefore known to the Seller, including, without limitation, that questions the validity of this Agreement or the right of the Seller to enter into this Agreement. There is no judgment, decree or order of any Court or any arbitration or governmental authority in effect against the Company or any of its properties and the Company is not in default with respect to any such judgment, decree or order to which the Company is a party or by which it is bound. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company presently intends to initiate.

5.10 Title to Properties; Liens and Encumbrances

Attached hereto as Exhibit “C” and incorporated herein by reference is a true and correct copy of all of the Assets currently owned by the Company (the “Assets”). The Company has good and marketable title to the Assets. The Company’s assets include all assets tangible and intangible owned by the company subject to all liabilities owed by the company, including all of the rights, trademarks, copyrights, titles and licenses to use all of the infomercials, books, tapes, and CD’s for all products and services presently sold by WEG, including any brand names and patents, including the rights to use the name Russ Whitney for all lawful, moral, and ethical purposes but not for any use prohibited by public policy, in which case, all rights revert back to the Seller. The Assets are not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, option license, encumbrance or charge. The Company owns or leases all tangible assets necessary for the conduct of its business as currently conducted.

5.11 Condition of Assets

The Assets are currently in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used. All current inventory of the Company is of merchantable quality and saleable in the ordinary course of the Company’s business.

5.12 Patents and Other Proprietary Rights

To the knowledge of the Seller: (i) the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted, and as proposed to be conducted, and (ii) the use thereof does not, and will not, conflict with or constitute an infringement of the rights of others.

5.13 Taxes

As of Closing, all federal, state, local, foreign, employment and property tax returns required to be filed by the Company have been filed, or if not yet filed have been granted extensions of the filing dates which extensions have not expired, and all taxes, assessments, fees and other governmental charges upon the Company, or upon any of its Assets or income (including all employment taxes) have been paid.

5.14 No Defaults, Violations or Conflicts

The Company is not and as of the Closing shall not be in violation of any term or provision of its articles of incorporation, bylaws or any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment, or any decree or order.

5.15 Insurance

The Company currently has in effect insurance including but not limited to workers’ compensation insurance, covering risks associated with its business in such amounts as the Company believes are customary in its industry. The Seller is not aware of any pending or threatened claims against the Company for personal injuries, product liability or property damages

5.16 Employee Compensation Plans

The Company is not party to, or bound by any currently effective employment contracts, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement agreements or other employee compensation agreements. Subject to applicable law, the employment of each officer and employee of the Company is terminable at the will of the Company.

5.17 Accounts Receivable

All accounts receivable of the Company reflected on the Balance Sheet are valid receivables subject to no material setoffs or counterclaims and are current and collectible (within ninety (90) days after the date on which it first became due and payable), net of the applicable reserve for bad debts reflected in the Balance Sheet. To Seller’s knowledge, all accounts receivable reflected in the financial or accounting records of the Company that have arisen since December 31, 2002 are valid receivables subject to no material setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve reflected in the Balance Sheet.

5.18 Product Warranty

No product sold, leased or delivered by the Company prior to Closing is subject to any guaranty, warranty, right of return or other such indemnity beyond the manufacturer’s warranty. The Company has no liability for product liability or product warranty claims with respect to sales of products or services prior to Closing (other than product warranty claims in the ordinary course of business) that would not have a material adverse effect on the Company or its financial condition.

5.19 Legal Compliance

To Seller’s knowledge, the Company, and the conduct and operations of its business, will be in substantial compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or business, except for any violation of or default under a law referred to above which reasonably may be expected not to have a material adverse effect on the assets, business financial condition or results of operations of the Company.

5.20 Permits

Exhibit “D” sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any governmental entity (including without limitation those issued or required under environmental laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by the Company and currently required for the operation of its business. Such listed Permits are the only Permits that are required for the conduct of the Company’s business as currently conducted, except for those the absence of which would not have any material adverse effect on the Assets, business’ financial condition, results of operations or future prospects of the Company. Each such Permit is in full force and effect and, to Seller’s knowledge no suspension or cancellation of such Permit is threatened and the Seller believes that such Permit will be renewed upon expiration.

5.21 Brokers’ Fees

Neither the Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.22 Books and Records

As of Closing, the minute book and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company’s shareholders and Board of Directors, and of all written consents executed in lieu of the holding of any such meeting and the books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

5.23 Customers and Suppliers

No material supplier of the Company has indicated within the past year that it will stop, or materially decrease the rate of, supplying materials, products, or services to them and no material customer of the Company has indicated within the past year that it will stop, or materially decrease the rate of buying materials, products or services from it.

5.24 Employee Relations

As of Closing, the Seller believes its relations with the Company’s employees are satisfactory. The Company’s employees are not represented by any labor unions nor, to the Seller’s knowledge, is any union organization campaign in progress. The Seller is not aware that any of its officers or employees intend to terminate employment.

5.25 Environmental Regulations

To Seller’s knowledge, the Company has substantially met, and will continue through Closing, to substantially meet, all applicable United States local, state, federal and national environmental regulations and has disposed of its waste products and effluent and/or has caused others to dispose of such waste products and effluent, in accordance with all applicable United States local, state, federal and national environmental regulations and in such a manner that no harm has resulted or will result to any of its respective employees or properties or to any other person or entities or their properties.

5.25 Full Disclosure

The representations and warranties of the parties contained in this Agreement, the other provisions of this Agreement and all other documents delivered to one another in connection with the purchase and sale of the Shares when read together, do not contain and will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading.

6. Representations and Warranties of Buyer

Buyer represents and warrants to the Company as follows.

6.1 Authorization

This Agreement and all the Related Agreements constitute the legally binding and valid obligations of Buyer, enforceable in accordance with their respective terms. Buyer has the right and authority to execute, deliver and perform this Agreement and all of the Related Agreements and to purchase the Shares from the Seller.

6.2 Broker’s Fees

Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

7. Covenants

7.1 Best Efforts

Each of the parties shall use its best efforts, to the extent commercially reasonable, to take all action and to do all things necessary, proper or advisable including but not limited to obtaining all such waivers, permits, consents, approvals or other authorizations from third parties and governmental entities, as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

7.3 Confidentiality

Prior to the Closing Date (or at any time if the Closing does not occur) Buyer shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with the transactions contemplated hereby) all non-public information obtained by Buyer pursuant to this Agreement. Following the Closing, Seller shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisors) or use (except in connection with preparing Tax Returns and conducting proceeds relating to Taxes) any nonpublic information relating to the Company and its Subsidiaries. This Section 7.3 shall not be violated by disclosure pursuant to court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given the other party prior to making any disclosure and the party subject to such requirement cooperates as the other may reasonably request in resisting it. If the Closing does not occur, Buyer shall return to Seller, or destroy, all information it shall have received from Seller or Company in connection with this Agreement and the transactions contemplated hereby, together with any copies or summaries thereof or extracts therefrom. Seller and Buyer shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisors to whom information is disclosed pursuant to this Agreement to comply with the provisions of this Section 7.3.

8. Indemnification

8.1 Indemnification by Seller

Seller shall indemnify the Company and Buyer in respect of, and hold the Company and Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by the Company and Buyer:

(a) Resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Seller contained in this Agreement;

(b) Resulting from any income, franchise, employment, excess or property taxes owing or arising on account of or in connection with the operation of the Company prior to the Closing which taxes (if not previously paid) are not reflected on the Closing Balance Sheet; and

(c) Resulting from any liability (other than the Assumed Liabilities) which are not reflected in the Closing Balance Sheet.

8.2 Indemnification by Buyer

Buyer shall indemnify Seller in respect of and hold Seller harmless against any and all debts, obligations or other liabilities, monetary damages, fines, fees or penalty interest obligations, deficiencies, losses and expenses (including without limitation attorneys fees and litigation costs) incurred or suffered by the Seller arising out of Buyer’s operation of the Company after the Closing Date.

8.3 Survival

The representations, warranties, covenants and agreements of Buyer and Seller set forth in this Agreement shall survive the closing and consummation of the transactions contemplated hereby for a period of two (2) years from the Closing Date, except with respect to indemnification for tax liability which shall survive for the applicable statute of limitations and shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of the Buyer. If a notice is given before expiration of such periods, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of such claims.

9. Miscellaneous

9.1 Entire Agreement; Successors and Assigns

This Agreement and the Related Agreements constitute the entire agreement between Seller and Buyer relative to the subject matter hereof. Any previous agreements between the parties are superseded by this Agreement and the Related Agreements. Subject to any exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

9.2 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

9.3 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.4 Headings

The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

9.5 Notices

Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or two days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (i) if to the Seller, as set forth below the Seller’s name on the signature page of this Agreement, and (ii) if to a Buyer, at such Buyer’s address as set forth on the signature page or at such other address as the Seller or such Buyer may designate by five days’ advance written notice to the Buyer or the Seller, respectively.

9.6 Amendment of Agreement

Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

9.7 Parties in Interest

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party of this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER	BUYER
Russell and Ingrid Whitney, As tenants by the entireties	Whitney Information Network, Inc.
232 Bayshore Drive	1612 E. Cape Coral Parkway
Cape Coral, FL 33904	Cape Coral, FL 33904

Russell A. Whitney	By: Ronald S. Simon, Secretary

Ingrid Whitney

PROMISSORY NOTE

$900,000.00

February 28, 2003

For Value Received, the undersigned, Whitney Information Network, Inc. (hereinafter referred to as “Maker”), hereby promises to pay to the order of Russell and Ingrid Whitney as tenants by the entireties (“Payee”), at 232 Bayshore Drive, Cape Coral, FL 33904, (or at such other place as the holder hereof may from time to time designate in writing, the principal sum of nine hundred thousand dollars ($900,000.00), in six (6) equal semi-annual installments of one hundred fifty thousand dollars ($150,000.00), such installments due on February 28, 2004 and August 31th 2004 on each February 28th and August 31 of the next two years thereafter, with interest at 7%.

In the event of any failure to pay when due any installment of the principal sum hereof, and the continuance of such failure to pay for a period of ten (10) days after written notice, by certified or registered mail or by hand delivery, of such failure, this promissory note shall be considered to be in default and the entire unpaid principal sum hereof, together with accrued interest, shall at the option of the holder hereof become immediately due and payable in full.

Except as set forth herein, Maker waives presentment, demand and presentation for payment, notice of nonpayment and dishonor, protest and notice of protest and expressly agrees that this promissory note or any payment hereunder may be extended from time to time without in any way affecting the liability of Maker.

In the event of default and the placement of this promissory note in the hands of an attorney or collection agency for collection, Maker agrees to pay all collection costs and expenses, including attorneys’ fees equal to fifteen per cent of the amount then due hereunder.

The validity and construction of this promissory note and all matters pertaining hereto are to be determined in accordance with the laws of the State of Florida.

In Witness Whereof, Maker by its appropriate agent thereunto duly authorized, has executed this promissory note on this 28th day of February, 2003.

Whitney Information Network, Inc.

Ronald S. Simon, Secretary